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Exhibit 11

                               Xerox Corporation

                Computation of Net Income (Loss) Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                                          Three months ended
                                                                 March 31,
                                                              2000     1999

I. Basic Net Income (Loss) Per
     Common Share

   Net Income (Loss)                                      $   (243)$    343
   Accrued dividends on ESOP preferred stock, net              (11)     (10)

   Adjusted net income (loss)                             $   (254)$    333

   Average common shares outstanding
     during the period                                     665,735  658,472
   Common shares issuable with respect
     to exchangeable shares                                    921    2,402
   Adjusted average shares outstanding
     for the period                                        666,656  660,874


   Basic earnings (loss) per share                        $  (0.38)$   0.50


II. Diluted Net Income (Loss) Per
    Common Share*

   Net Income (Loss)                                      $   (243)$    343
   ESOP expense adjustment, net of tax                         (11)       3
   Interest on convertible debt, net of tax                      -        3

   Adjusted net income (loss)                             $   (254)$    349

   Average common shares outstanding
     during the period                                     665,735  658,472
   Stock options, incentive and
     exchangeable shares                                       921   10,749
   Convertible debt                                              -   13,190
   ESOP preferred stock                                          -   52,531
   Adjusted average shares outstanding
     for the period                                        666,656  734,942


   Diluted earnings (loss) per share                      $  (0.38)$   0.48

   * Impact of restructuring charge is limited due to antidilutive restrictions.